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EXHIBIT 23.1

                 INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-60350) and Form S-8 (Nos. 333-30862, 333-47002, 333-47008,
333-48430, 333-75710 and 333-75712) of Choice One Communications Inc. and subsidiaries of our report dated March 25, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and a change in the Company's method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and accounting for redeemable preferred stock to conform to statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity") relating to the consolidated financial statements of Choice One Communications Inc. and subsidiaries as of and for the year ended December 31, 2003, appearing in the Annual Report on Form 10-K of Choice One Communications Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Rochester, New York
March 30, 2004